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                                  EXHIBIT 11.1

                        CALCULATION OF PRIMARY AND FULLY
                           DILUTED EARNINGS PER SHARE

                           PRIMARY EARNINGS PER SHARE

Computation for Statement of Operations

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Reconciliation of net income per statement of operations to amount used in primary          1996          1995            1994
  earnings per share computation:
      Net income                                                                       $  5,146,751   $  2,714,127   $  1,308,633
      Add-Interest on short-term debt, net of tax effect, on application of assumed
       proceeds from exercise of options and warrants in excess of 20% limitation            44,714         35,590         24,749
      Net income, as adjusted                                                          $  5,191,465   $  2,749,717   $  1,333,382

Additional Primary Computation

      Net income, as adjusted per primary computation above                            $  5,191,465   $  2,749,717   $  1,333,382
       Additional adjustment to weighted average number of shares outstanding:
          Weighted average number of shares outstanding                                   1,890,200      1,904,400      1,970,200
          Add-Dilutive effect of outstanding options and warrants (as determined by
             the application of the treasury stock method)                                  866,700        331,000        105,900
          Weighted average number of shares outstanding                                   2,556,900      2,235,400      2,076,100

      Primary earnings per share, as adjusted                                              $1.88           $1.23           $.64

                          FULLY DILUTED EARNINGS PER SHARE

Computation for Statement of Operations

Reconciliation of net income per statement of operations to amount used in primary earnings per share computation:

      Income (loss) before extraordinary loss                                          $  5,146,751   $  2,714,127   $  1,308,633
       Add-Interest on short-term debt, net of tax effect, on application of assumed
        proceeds from exercise of options and warrants in excess of 20% limitation           18,892            -            -
       Net income, as adjusted                                                         $  5,165,643   $  2,714,127   $  1,308,633

Additional Primary Computation

      Net income, as adjusted per primary computation above                            $  5,165,643   $  2,714,127   $  1,308,633
       Additional adjustment to weighted average number of shares outstanding:
          Weighted average number of shares outstanding                                   1,890,200      1,904,400      1,970,200
          Add-Dilutive effect of outstanding options and warrants (as determined by
            the application of the treasury stock method)                                   872,800        388,300        146,900
       Weighted average number of shares outstanding                                      2,763,000      2,292,700      2,117,100

      Primary earnings per share, as adjusted                                              $1.87           $1.18           $.62
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